MDU Resources Reports Record Third Quarter 2005 Consolidated Earnings,
Increases Earnings Guidance for 2005

BISMARCK, N.D. - Oct. 20, 2005 - MDU Resources Group, Inc. (NYSE:MDU) announced financial results for the third quarter 2005, showing consolidated earnings of $87.1 million, compared to $71.5 million for the third quarter 2004. Earnings per common share, diluted, were 72 cents, compared to 60 cents for 2004.

Highlights for Third Quarter 2005
(Ended Sept. 30)

▪	Earnings per common share increased 20 percent to 72 cents.

▪	Record quarterly consolidated earnings of $87.1 million, up from $71.5 million.

▪	Increased 2005 earnings per share guidance to a range of $2.10 to $2.30, up from previous guidance of $2.00 to $2.20.

Earnings for the nine months ended Sept. 30 totaled $201.3 million or $1.69 per common share compared to $153.4 million or $1.31 per common share for the first nine months of 2004, an earnings per share increase of 29 percent.

“Our strategically diverse business model continues to drive earnings per share growth,” said Martin A. White, chairman of the board and chief executive officer of MDU Resources. “It appears that 2005 will be an outstanding year for our corporation. Despite having production affected somewhat by hurricanes Katrina and Rita, our natural gas and oil production business continues to benefit from high natural gas and oil prices.

“Based on expectations of continuing strong natural gas and oil prices, we are increasing our annual earnings guidance,” White said. “We continue our journey of providing the products and services that build our country’s infrastructure and, thus, build a strong America.”

In August, the MDU Resources Board of Directors increased the common stock dividend to 19 cents per share, a 5.6 percent increase from the previously effective quarterly dividend of 18 cents. The increased dividend was payable Oct. 1 to stockholders of record Sept. 8. The dividend has increased every year since 1990, and the company has an unbroken record of consecutive quarterly dividend payments since 1937.

MDU Resources was named to Public Utilities Fortnightly’s Top 40 list, what the publication considers the best energy companies in the country. The Fortnightly 40 is a financial energy ranking of electric and gas utilities, pipelines and distribution companies that appeared in the September issue of the magazine. MDU Resources was ranked No. 18. The publication dubs its list “a benchmark that highlights the industry’s leading companies — its brightest stars proven in performance and exceptional corporate management.” The companies that made the list had to be growing companies and were ranked on their profit margin, dividend yield, free-cash flows as a percentage of revenue, return on equity and return on assets.

QUARTERLY PERFORMANCE SUMMARY AND FUTURE OUTLOOK

The following information highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted points are “forward-looking statements.” There is no assurance that the company’s projections, including estimates for growth and increases in revenues and earnings, will in fact be achieved. Please refer to assumptions contained in this section as well as the various important factors listed at the end of this document under the heading “Risk Factors and Cautionary Statements that May Affect Future Results.” Changes in such assumptions and factors could cause actual future results to differ materially from the company’s targeted growth, revenue and earnings projections.

Business Line	Earnings Third Quarter 2005 (In Millions)	Earnings Third Quarter 2004 (In Millions)
Natural gas and oil production	$35.5	$27.4
Construction materials and mining	34.1	34.9
Electric	6.2	5.6
Pipeline and energy services	5.3	(1.6)
Utility services	5.1	(.6)
Independent power production	3.7	8.7
Natural gas distribution	(3.0)	(3.2)
Other	.2	.3
Total	$87.1	$71.5

On a consolidated basis, the following information highlights the key growth strategies, projections and certain assumptions for the company:

•	Earnings per common share for 2005, diluted, are projected in the range of $2.10 to $2.30, an increase from prior guidance of $2.00 to $2.20.
•	The company’s long-term compound annual growth goals on earnings per share from operations are in the range of 7 percent to 10 percent.
•	The company anticipates investing approximately $780 million in capital expenditures during 2005.

Natural Gas and Oil Production
Earnings at this segment were $35.5 million, compared to $27.4 million for the same period last year. The increase was a result of average realized natural gas prices that were 39 percent higher and average realized oil prices that were 20 percent higher than a year ago. Partially offsetting the higher prices were increased depreciation, depletion and amortization rates caused primarily by the acquisition of certain South Texas operations earlier this year. Higher general and administrative expenses also offset earnings somewhat.

Recently, an order was issued related to the company’s Badger Hills coalbed natural gas project that has been the subject of two related actions filed in the Federal District Court for Montana. The court initially issued orders enjoining operations on the project related to federal wells pending preparation of a revised environmental analysis. However, the court subsequently issued temporary stays that allowed production to continue, and as a result, the wells were never shut in. In September the court entered an order approving a stipulation between the parties to allow continued production from all the federal wells in the Badger Hills Project pending preparation of a revised environmental analysis.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•	The company is expecting to drill more than 300 wells in 2005.
•
In 2005, the company expects combined natural gas and oil production to approximate or be down slightly from the record levels achieved in 2004, reflecting the effects of ongoing litigation and the company’s estimate of the impacts from hurricanes Katrina and Rita. As a result of these storms, the company is estimating that approximately 20,000 Mcf equivalent to 25,000 Mcf equivalent of net daily production is shut in. The company is continuing to assess damages caused by the hurricanes to facilities in which it has an interest as well as the duration of the remaining production shut-ins.

•
Estimates of natural gas prices in the Rocky Mountain region for November through December 2005 reflected in earnings guidance are in the range of $9.00 to $9.50 per Mcf. The company’s estimates for natural gas prices on the NYMEX for November through December 2005 reflected in earnings guidance are in the range of $12.00 to $12.50 per Mcf. During 2004, more than three-fourths of this segment’s natural gas production was priced using Rocky Mountain or other non-NYMEX prices.

•	Estimates of NYMEX crude oil prices for October through December 2005 reflected in earnings guidance are in the range of $55 to $60 per barrel.
•
The company has hedged approximately 45 percent to 50 percent of its estimated natural gas production for the last three months of 2005 and approximately 40 percent to 45 percent of its estimated oil production for the last three months of 2005. The company has hedged approximately 30 percent to 35 percent of its 2006 estimated natural gas production and approximately 15 percent to 20 percent of its 2006 estimated oil production. The hedges that are in place as of Sept. 30, 2005, for production in the last three months of 2005 and the 12 months of 2006 are summarized below:

Commodity	Index*	Period Outstanding	Forward Notional Volume (MMBtu)/(Bbl)	Price Swap or Costless Collar Floor-Ceiling (Per MMBtu/Bbl)
Natural Gas	Ventura	10/05 - 12/05	460,000	$5.00
Natural Gas	Ventura	10/05 - 12/05	460,000	$4.75-$5.25
Natural Gas	Ventura	10/05 - 12/05	920,000	$5.41-$6.80
Natural Gas	Ventura	10/05 - 12/05	920,000	$5.00-$5.865
Natural Gas	CIG	10/05 - 12/05	920,000	$5.25-$6.47
Natural Gas	Ventura	10/05 - 12/05	460,000	$5.15
Natural Gas	NYMEX	10/05 - 12/05	460,000	$6.50-$8.70
Natural Gas	Ventura	10/05 - 12/05	920,000	$5.56
Natural Gas	Ventura	10/05 - 12/05	460,000	$5.50-$7.18
Natural Gas	CIG	11/05 - 12/05	549,000	$7.05
Natural Gas	NYMEX	10/05 - 12/05	920,000	$7.50-$8.40
Natural Gas	Ventura	1/06 - 12/06	1,825,000	$6.00-$7.60
Natural Gas	Ventura	1/06 - 12/06	3,650,000	$6.655
Natural Gas	CIG	1/06 - 3/06	900,000	$7.16
Natural Gas	CIG	1/06 - 3/06	810,000	$7.05
Natural Gas	Ventura	1/06 - 12/06	1,825,000	$6.75-$7.71
Natural Gas	Ventura	1/06 - 12/06	1,825,000	$6.75-$7.77
Natural Gas	Ventura	1/06 - 12/06	1,825,000	$7.00-$8.85
Natural Gas	NYMEX	1/06 - 12/06	1,825,000	$7.75-$8.50
Natural Gas	Ventura	1/06 - 12/06	1,825,000	$7.76
Natural Gas	CIG	4/06 - 12/06	1,375,000	$6.50-$6.98
Natural Gas	CIG	4/06 - 12/06	1,375,000	$7.00-$8.87
Natural Gas	Ventura	1/06 - 12/06	912,500	$8.50-$10.00
Natural Gas	Ventura	1/06 - 12/06	912,500	$8.50-$10.15
Crude Oil	NYMEX	10/05 - 12/05	41,400	$32.00-$36.50
Crude Oil	NYMEX	10/05 - 12/05	46,000	$43.00-$52.05
Crude Oil	NYMEX	10/05 - 12/05	26,400	$39.00-$47.20
Crude Oil	NYMEX	10/05 - 12/05	46,000	$30.70
Crude Oil	NYMEX	1/06 - 12/06	182,500	$43.00-$54.15
Crude Oil	NYMEX	1/06 - 12/06	146,000	$60.00-$69.20

*Ventura is an index pricing point related to Northern Natural Gas Co.’s system; CIG is an index pricing point related to Colorado Interstate Gas Co.’s system.

Construction Materials and Mining
The construction materials and mining segment earnings were $34.1 million, compared to $34.9 million last year. Higher volumes in all product lines and improved margins in most regions, including significant improvements in Oregon operations, were more than offset by significantly lower construction and aggregate margins in Texas, including higher fuel, asphalt oil, maintenance and repair costs.

In October, the company announced the acquisition of Jebro Inc. and the assets of Irving F. Jensen Co. Inc. and Brower Construction Co. The companies, all headquartered in Sioux City, Iowa, have combined annual revenues of about $80 million.

Jebro is a supplier of engineered and commodity-grade asphalt cement that is sold to paving contractors within four Upper Midwest states. Irving F. Jensen Co. is a concrete paving company performing highway, street and bridge paving projects for cities, counties and state governments in Iowa, South Dakota, Kansas and Nebraska. Brower Construction is an asphalt paving company performing both commercial and highway paving for cities, counties, states and commercial enterprises in Iowa, South Dakota and Nebraska.

The new transportation funding bill called the Safe, Accountable, Flexible and Efficient Transportation Equity Act — A Legacy for Users was signed into law in August. The bill is expected to positively influence the company’s construction materials and mining operations. The transportation funding bill represents a 31 percent increase over previous funding levels. The company’s construction materials and mining business unit will see average annual funding increases in each of its 11 states of operation ranging from a high of 46 percent in Minnesota to a low of 19 percent in Hawaii. Alaska, Idaho, Montana, North Dakota, Oregon and Wyoming will each see average annual funding increases of slightly more than 30 percent. California will receive a 34 percent average annual increase while Iowa will receive a 25 percent boost and Texas will receive a 37 percent increase.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•	Revenues in 2005 are expected to be approximately 15 percent to 20 percent higher than 2004 levels driven primarily by increased construction materials prices and construction activity.
•	Aggregate, asphalt and ready-mixed concrete volumes in 2005 are expected to be slightly higher than 2004 levels.
•	Work backlog as of Sept. 30, 2005, was approximately $597 million, compared to $501 million at Sept. 30, 2004.

Electric
Electric segment earnings were $6.2 million for the third quarter, compared to $5.6 million for the same period last year. The increase in earnings was largely because of improved retail sales and sales for resale margins, somewhat offset by higher operation and maintenance expense.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•	The expected earnings in 2005 are anticipated to be slightly higher than 2004.
•
This segment is involved in the review of potential power projects to replace capacity associated with expiring purchased power contracts and to provide for future growth. Those projects under consideration include a proposed 600-megawatt coal-fired facility to be located in northeastern South Dakota, a separate coal-fired unit to be located in the upper Midwest or construction of a 175-MW lignite coal-fired facility (Vision 21) to be located in southwestern North Dakota. The costs of building and/or acquiring the additional generating capacity needed by the utility are expected to be recovered in rates.

Pipeline and Energy Services
Earnings at this segment were $5.3 million, compared to a loss of $1.6 million for the same period last year. Last year’s loss included a noncash goodwill impairment of $4.0 million relating to the company’s cable and pipeline magnetization and location business, as well as a $1.3 million adjustment reflecting the reduction in value of certain gathering facilities in the Gulf Coast region. In the current quarter, higher gathering, transportation and storage rates were partially offset by lower transportation volumes.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•	In 2005, total natural gas gathering and transportation throughput is expected to be down approximately 5 percent from the record levels achieved in 2004.
•	Firm capacity for the Grasslands Pipeline is 90,000 Mcf per day with expansion possible to 200,000 Mcf per day.

Utility Services
The utility services segment reported record quarterly earnings of $5.1 million for the third quarter compared to a $600,000 loss for the same period last year. The improvement reflects significantly increased outside electrical workloads, as well as higher equipment sales and rentals. Acquisitions made in June also contributed to the earnings increase.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•	Revenues are expected to be in the range of $600 million to $650 million in 2005.
•	The company anticipates margins to increase substantially in 2005 as compared to 2004 levels.
•	Work backlog as of Sept. 30, 2005, was approximately $406 million, compared to $220 million at Sept. 30, 2004.

Independent Power Production
Earnings at this business were $3.7 million, compared to $8.7 million in third quarter 2004. The absence of operating results from the equity interest in MPX Termoceará, Ltda., which was sold in June, was the primary cause of the decline. Earnings from an investment in a domestic operation, the Hartwell generating facility, made in September 2004 partially offset the decline.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
Earnings for 2005 are expected to be somewhat lower than 2004 earnings primarily because of benefits realized in 2004 from foreign currency gains and the effects of the embedded derivative in the Brazilian electric power sales contract, as well as the absence of ongoing earnings resulting from the MPX Termoceará sale.

•
The company is constructing a 116-MW coal-fired electric generating facility near Hardin, Mont. A power sales agreement with Powerex Corp., a subsidiary of BC Hydro, has been secured for the entire output of the plant for a term expiring Oct. 31, 2008, with the purchaser having an option for a two-year extension. The projected on-line date for this plant is late 2005.

Natural Gas Distribution
This segment experienced a seasonal loss of $3.0 million for the quarter, compared to a loss of $3.2 million last year.

In March, a natural gas rate case for the East River service area was filed with the South Dakota Public Utilities Commission requesting an annual increase of 12.8 percent. The commission approved a settlement authorizing an increase in revenues of $850,000 annually, the full amount of the request, which took effect Sept. 1.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
The expected earnings for this segment for 2005 are projected to be significantly higher than earnings for 2004 largely because of several general gas rate increases implemented during late 2004 and 2005.

•
In September 2004, a natural gas rate case was filed with the Minnesota Public Utilities Commission requesting an increase of $1.4 million annually, or 4.0 percent. An interim increase of $1.4 million annually was approved by the commission effective Jan. 10, 2005, subject to refund. A final order on this case is expected in early 2006.

•
In September 2005, a natural gas rate case was filed with the Montana Public Service Commission requesting an increase of $1.1 million annually, or 1.3 percent. The company requested an interim increase of $700,000 annually. A final order on this case is expected in mid-2006.

Upcoming Webcast
The company will host a webcast at 1 p.m. EDT Oct. 20 to discuss third quarter earnings results. The event can be accessed at www.mdu.com. The replay will be available beginning at 4 p.m. EDT Oct. 20. An audio replay also will be available by calling (800) 642-1687 or (706) 645-9291, access code 9997089.

Risk Factors and Cautionary Statements that May Affect Future Results
The information in this release includes certain forward-looking statements, including earnings per share guidance and statements by the chairman of the board and chief executive officer of MDU Resources, within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Following are important factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements.

•
The company’s natural gas and oil production and pipeline and energy services businesses are dependent on factors, including commodity prices and commodity price basis differentials, which cannot be predicted or controlled.

•	The construction and operation of power generation facilities may involve unanticipated changes or delays that could negatively impact the company’s business and its results of operations.
•
The company’s utility services segment operates in highly competitive markets characterized by low margins in a number of service lines and geographic areas. This segment’s ability to maintain profitability will depend upon improved capital spending for electric construction services and management’s continued ability to successfully focus the business on more profitable markets, reduce operating costs and implement process improvements in project management.

•	Economic volatility affects the company’s operations as well as the demand for its products and services and, as a result, may have a negative impact on the company’s future revenues.
•
The company relies on financing sources and capital markets. If the company is unable to obtain financing in the future, the company’s ability to execute its business plans, make capital expenditures or pursue acquisitions that the company may otherwise rely on for future growth could be impaired.

•
Some of the company’s operations are subject to extensive environmental laws and regulations that may increase costs of operations, impact or limit business plans, or expose the company to environmental liabilities.

•
One of the company’s subsidiaries is subject to ongoing litigation in connection with its coalbed natural gas development activities. These proceedings have caused delays in coalbed natural gas drilling activity in 2005, and the ultimate outcome of the actions could have a material effect on existing coalbed natural gas operations and/or the future development of its coalbed natural gas properties.

•	The company is subject to extensive government regulations that may delay and/or have a negative impact on its business and its results of operations.
•	The value of the company’s investments in foreign operations may diminish because of political, regulatory and economic conditions in countries where the company does business.
•	Weather conditions can adversely affect the company’s operations and revenues, with the recent hurricanes in the Gulf Coast region having caused some reduction in natural gas and oil production.
•	Competition is increasing in all of the company’s businesses.
•	Other factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements include:
▪	Acquisition, disposal and impairment of assets or facilities.
▪	Changes in operation, performance and construction of plant facilities or other assets.
▪	Changes in present or prospective generation.
▪	The availability of economic expansion or development opportunities.
▪	Population growth rates and demographic patterns.
▪	Market demand for, and/or available supplies of, energy products and services.
▪	Cyclical nature of large construction projects at certain operations.
▪	Changes in tax rates or policies.
▪	Unanticipated project delays or changes in project costs.
▪	Unanticipated changes in operating expenses or capital expenditures.
▪	Labor negotiations or disputes.
▪	Inability of the various contract counterparties to meet their contractual obligations.
▪	Changes in accounting principles and/or the application of such principles to the company.
▪	Changes in technology.
▪	Changes in legal or regulatory proceedings.
▪	The ability to effectively integrate the operations and controls of acquired companies.

For a further discussion of these risk factors and cautionary statements, refer to the Introduction and to Item 2 - Management’s Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors and Cautionary Statements that May Affect Future Results of the company’s most recent Form 10-Q.

MDU Resources Group, Inc., a member of the S&P MidCap 400 index, provides value-added natural resource products and related services that are essential to energy and transportation infrastructure. MDU Resources includes natural gas and oil production, construction materials and mining, domestic and international independent power production, electric and natural gas utilities, natural gas pipelines and energy services, and utility services. For more information about MDU Resources, see the company's Web site at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

* * * * * * * *

Contacts:

Financial:
Warren L. Robinson, Executive Vice President and Chief Financial Officer, (701) 222-7991

Media:
Linda Donlin, Director-Communications and Public Relations, (701) 222-7896

MDU Resources Group, Inc.
Three Months Ended September 30,		Nine Months Ended September 30,
2005	2004	2005	2004
(In millions, where applicable) (Unaudited)
Consolidated Statements of Income

Operating revenues:
Electric	$50.2	$47.9	$135.5	$134.7
Natural gas distribution	34.0	32.4	233.7	208.2
Utility services	207.4	112.9	458.2	310.4
Pipeline and energy services	119.0	87.0	313.2	256.6
Natural gas and oil production	116.4	85.6	301.2	250.8
Construction materials and mining	610.5	486.9	1,191.6	973.6
Independent power production	14.1	16.1	37.6	33.2
Other	1.6	1.3	4.3	3.1
Intersegment eliminations	(86.3)	(65.5)	(234.0)	(197.2)
	1,066.9	804.6	2,441.3	1,973.4
Operating expenses:
Fuel and purchased power	16.3	16.0	47.0	49.1
Purchased natural gas sold	33.2	24.3	193.4	158.6
Operation and maintenance	774.3	565.0	1,619.5	1,289.0
Depreciation, depletion and amortization	60.6	53.1	165.0	154.4
Taxes, other than income	32.9	25.5	88.2	72.9
Asset impairments	---	6.1	---	6.1
	917.3	690.0	2,113.1	1,730.1
Operating income:
Electric	11.6	10.9	22.8	20.8
Natural gas distribution	(4.2)	(4.7)	2.4	(2.6)
Utility services	9.7	.1	20.9	(5.0)
Pipeline and energy services	10.1	2.4	33.5	16.5
Natural gas and oil production	59.0	43.3	156.3	128.3
Construction materials and mining	60.1	57.7	85.1	75.4
Independent power production	3.2	4.5	6.9	9.3
Other	.1	.4	.3	.6
	149.6	114.6	328.2	243.3
Earnings from equity method investments	1.8	7.2	18.5	18.3
Other income	1.7	3.7	4.4	7.0
Interest expense	14.2	14.3	40.5	43.8
Income before income taxes	138.9	111.2	310.6	224.8
Income taxes	51.7	39.5	108.8	70.9
Net income	87.2	71.7	201.8	153.9
Dividends on preferred stocks	.1	.2	.5	.5

Earnings on common stock:
Electric	6.2	5.6	11.1	9.7
Natural gas distribution	(3.0)	(3.2)	.5	(2.0)
Utility services	5.1	(.6)	10.7	(4.8)
Pipeline and energy services	5.3	(1.6)	17.2	5.5
Natural gas and oil production	35.5	27.4	94.2	78.8
Construction materials and mining	34.1	34.9	44.0	43.4
Independent power production	3.7	8.7	23.1	22.1
Other	.2	.3	.5	.7
	$87.1	$71.5	$201.3	$153.4
Earnings per common share:
Basic	$.73	$.61	$1.70	$1.32
Diluted	$.72	$.60	$1.69	$1.31
Dividends per common share	$.19	$.18	$.55	$.52
Weighted average common shares
outstanding:
Basic	119.6	117.1	118.6	116.1
Diluted	120.4	118.3	119.3	117.2

Operating Statistics

Electric (thousand kWh):
Retail sales	626,317	595,473	1,785,492	1,721,927
Sales for resale	169,077	190,803	482,423	588,041

Natural gas distribution (Mdk):
Sales	2,982	3,120	24,139	24,842
Transportation	2,945	2,692	9,883	9,122

Pipeline and energy services (Mdk):
Transportation	27,362	34,579	76,213	85,013
Gathering	20,577	20,334	60,243	59,649

Natural gas and oil production:
Natural gas (MMcf)	15,015	15,074	44,069	44,376
Oil (000’s of barrels)	477	455	1,250	1,362
Average realized natural gas price	$6.28	$4.52	$5.61	$4.58
Average realized oil price	$42.95	$35.74	$41.88	$33.33

Construction materials and mining (000’s):
Aggregates (tons sold)	17,518	15,653	34,447	31,647
Asphalt (tons sold)	4,331	3,938	6,831	6,586
Ready-mixed concrete (cubic yards sold)	1,463	1,426	3,347	3,239

Independent power production:*
Net generation capacity - kW	279,600	279,600	279,600	279,600
Electricity produced and sold (thousand kWh)	89,646	61,877	217,658	177,380

Other Financial Data**
Book value per common share			$14.78	$13.66
Dividend yield (indicated annual rate)			2.1%	2.7%
Price/earnings ratio***			16.7x	15.4x
Market value as a percent of book value			241.2%	192.8%
Return on average common equity***			15.0%	13.2%
Total assets			$4,311.7	$3,754.5
Total equity			$1,786.0	$1,626.9
Long-term debt (net of current maturities)			$1,047.2	$912.4
Capitalization ratios:
Common equity			62%	63%
Preferred stocks			1	1
Long-term debt (net of current maturities)			37	36
			100%	100%
*	Excludes equity method investments
**	Reported on a year-to-date basis only
***	Represents 12 months ended